Exhibit 4.2

CREATIVE LEARNING CORPORATION
NON-QUALIFIED STOCK OPTION PLAN

I.          Purpose

Creative Learning Corporation, a Delaware corporation (the “Company”), desires to attract and retain the best available personnel and to enhance the long-term growth of the Company’s earnings. The Company believes it will achieve its goals most effectively by providing key individuals with long-term incentives based upon the growth of the value per share of the Company’s stock.

II.         Scope

The Company is adopting the stock option plan (the “Plan”) to provide Non-Qualified Stock Options (collectively, the “Options” and individually, an “Option”) to the Company’s [Chairman, President/CEO, Vice Presidents and Board of Directors] (the “Participants” or a “Participant”).

Initially, the Company will reserve 1,800,000 shares of its common stock, par value $.0001 per share (the “Shares” or a “Share”), for issuance under the Plan.

III.       Administration

This Plan will be administered by the Company’s Compensation Committee (the “Committee”).

IV.       Eligibility

Awards may be made to any Participant selected by the Committee.

V.        Option Price

The purchase price of each Share subject to an Option shall be its Fair Market Value (defined below) at the date the Option is granted (“Option Price”), as defined in IRS Regulations under Internal Revenue Code Section 409A.

Fair Market Value means the last sales price reported for the Shares on the applicable date as reported on the principal national securities exchange in the United States on which it is then traded, or, if such date is not a trading day, the last prior day on which the Shares were so traded; or if not so listed, the mean between the closing bid and asked prices of publicly traded Shares in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Committee.

VI.       Option Grants

A.        Option Grants. The grant of an Option under this Plan will be evidenced by an option agreement (the “Option Agreement”) between the Company and the Participant granted an Option (the “Optionee”) in a form approved by the Committee. The Option Agreement will contain the terms set forth in this Plan and such additional terms and conditions as may be prescribed by the Committee from time to time.

B.         Committee Determinations. The Committee designates those Participants to whom Options are granted and the number of Shares represented by the Option.

 The Committee will have the discretion to provide additional Options as it determines.

VII.     Vesting of Options

 Unless otherwise determined by the Committee at grant, all options granted to a Participant shall vest in four equal annual installments commencing on the date of grant.

VIII.    Maximum Term; Exercise of Options

 Options shall be exercised on or before the date which is 10 years after the date of grant. Thereafter, such Options shall expire. Upon vesting, Options may be exercised by the Optionee or, in the event of the death or total disability (as hereinafter defined) of the Optionee by the Optionee’s guardian, legal representative or designated beneficiary, at any time before the date of the expiration or earlier termination of the Options. The Option Price may be paid in cash or by delivery of Shares owned by the Optionee having a Fair Market Value (as defined in Section V., above) equal to the Option Price or in a combination of cash and Shares having a Fair Market Value (as defined in Section V., above) as of the date of exercise equal to the Option Price.

IX.      Effect of Death, Disability or Other Events on Vesting

 In the event an Optionee dies or suffers a “total disability,” or upon Other Events, the Optionee will vest 100% in the Options he or she has been granted. In such event, the Optionee, the Optionee’s guardian, legal representative or designated beneficiary shall have 90 days to exercise any Options vested on the date of the event. All Options which are unexercised within 90 days after death, “total disability,” or upon Other Events shall be forfeited.

 For purposes of this Plan, the term “total disability” shall mean the inability of a Participant to engage in his usual and customary employment with the Company by reason of any medically determinable physical or mental impairment, which in the opinion of the Committee, can be expected to result in death or to last for a continuous period of at least twelve months. The term “Other Events” shall mean (i) the sale, exchange, transfer or other disposition of substantially all of the Company’s assets, except to an entity, controlled, directly or indirectly, by the Company; or (ii) a merger, consolidation or other reorganization of the Company, except where the resulting entity is controlled, directly or indirectly, by the Company or where the shareholders of the Company immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from such transaction.

X.        Exercise on Termination of Employment

 Upon a termination of an Optionee’s employment relationship with the Company for any reason other than death or “total disability” or if a director Optionee ceases to be a director of the Company, he or she shall have 90 days to exercise any Option vested on the date of termination. All Options which are non-vested on the date of termination shall be forfeited and all vested Options which are unexercised within 90 days after termination shall be forfeited.

XI.       Changes in Company’s Capital Structure

 The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of common stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. However, if outstanding Shares for which an Option is exercisable shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, or reorganization, the number of Shares subject to Options, and the Option Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate Option Price.

XII.     Change of Control

(a)       Change of Control: means that (A) the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into another Person, Persons or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”) and as defined in Rule 13d-5 thereunder) or any Affiliate or associate of any such Person, Persons or group (“Subject Entity”) where the holders of a majority of the Company’s outstanding Shares immediately prior to the consolidation or merger do not continue to own at least 50.1% of the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries, or (iii) make, or be subject to or have the Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50.1% of the outstanding Shares, or (y) such number of Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Act) of at least 50.1% of the outstanding Shares, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50.1% of the outstanding Shares, or (y) such number of Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Act) of at least 50.1% of the outstanding Shares, or (v) reorganize, recapitalize or reclassify its common stock or effect a compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (vi) the execution by the Company or any subsidiary of a definitive agreement directly or indirectly providing for any of the foregoing events, (B) any Subject Entity individually or the Subject Entities in the aggregate is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50.1% of the aggregate ordinary voting power of the Company’s capital securities (as determined on an as-converted to common stock basis), or (y) a percentage of the aggregate ordinary voting power represented by issued and outstanding Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Shares without approval of the stockholders of the Company, (C) the current directors of the Board as of the date hereof cease to constitute more than a majority of the members of the Board, or (D) the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to the extent necessary to correct this definition or any portion hereof which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(b)       Impact of Change of Control. In the event of a Change of Control after the Effective Date (as hereinafter defined), the Committee may provide for (i) the termination of an Option upon the consummation of the Change of Control, but only if such Option has vested and been paid out or the Participant has been permitted to exercise the Option in full for a period of not less than 10 days prior to the Change of Control, (ii) acceleration of all or any portion of an Option, (iii) the payment of any amount (in cash or, in the discretion of the Committee, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) in exchange for the cancellation of such Option which may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options over the Option Price, and/or (iv) issuance of substitute Options that will substantially preserve the otherwise applicable terms of any affected Options previously granted hereunder.

XIII.      No Right to Company Employment

Nothing in this Plan or as a result of any Option granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time.

XIV.       Amendment or Termination of Plan

The Committee may at any time from time to time amend the Plan, or may terminate this Plan.

XV.        Option Grants are Discretionary

The grant of any Option is entirely discretionary and nothing in this Plan shall be deemed to give any employee any right to receive Options not specifically granted by the Committee.

XVI.       Liability

No member of the Committee shall be liable for any act or omission relating to the administration of the Plan, except for acts which constitute gross negligence or willful misconduct.

XVII.      Effective Date

This Plan is effective as of August 17, 2018 (the “Effective Date”).

IN WITNESS WHEREOF, the Company has caused the Plan to be executed effective as of August 17, 2018.

CREATIVE LEARNING CORPORATION

By:	/s/ Christian Miller
	Name:	Christian Miller
	Title:	Chief Financial Officer

5